
Auxer Mine
Magnetic Declination
17° E
SCALE 1:96000
0 1 2 3 4 MILES
0 1000 2000 3000 4000 5000 6000 7000 YARDS
0 1 2 3 4 5 6 KILOMETERS

Name: TROUT PEAK
Date: 11/4/2007
Scale: 1 inch equals 1.515 miles

Location: 11 0552998 E 5344922 N NAD 83
Caption: Auxer Mining District